EXHIBIT 1

Tang Capital Management, LLC
4401 Eastgate Mall, San Diego,CA 92121
(858) 200-3830 Fax (858) 200-3837

February 13, 2009

VIA HAND DELIVERY AND ELECTRONIC MAIL
(ir@vandapharma.com, chip.clark@vandapharma.com)

William D. Clark
Corporate Secretary
Vanda Pharmaceuticals Inc.
9605 Medical Center Drive, Suite 300
Rockville, MD 20850

Re:  Stockholder’s Notice of Nomination of Persons for Election as Directors and Other Proposed Business at the 2009 Annual Meeting of Stockholders of Vanda Pharmaceuticals Inc.

Dear Sir or Madam,

Tang Capital Partners, LP (“TCP” and referred to herein as the “Stockholder”), hereby submits this notice (together with the annexes and exhibits attached hereto, collectively, the “Notice”) on the date hereof pursuant to the requirements (the “Bylaw Requirements”) set forth in Section 2.7 of the Second Amended and Restated Bylaws (the “Bylaws”) of Vanda Pharmaceuticals Inc., a Delaware corporation (the “Company”), attached as Exhibit 3.11 to the Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on December 17, 2008 (the “Bylaws”) of its intent, at the 2009 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), or any other meeting of stockholders held in lieu thereof or for similar purpose, and any adjournments, postponements, reschedulings or continuations thereof, (i) to nominate two persons for election to the Board of Directors of the Company (the “Board”) and, as separate matters (ii) to propose resolutions of the stockholders of the Company to amend the Bylaws (such resolutions collectively the “Bylaw Amendment Proposals”) and (iii) to propose resolutions of the stockholders of the Company to request that the Board promptly take all necessary action to swiftly and orderly liquidate the Company’s remaining assets and return all remaining capital to the Company’s stockholders (the “Governance Proposal”).  This Notice is submitted by the Stockholder and on behalf of the Beneficial Owners (as defined in Annex A).

Pursuant to Section 2.7 of the Bylaws, the undersigned hereby sets forth the following:

1.	The stockholder giving this Notice and intending to make the nominations and propose the Bylaw Amendment Proposals and Governance Proposal set forth herein is TCP.

2.	The principal address of TCP is 4401 Eastgate Mall, San Diego, California 92121.

3.	The primary business of TCP is investing in securities.

4.
As of the close of business on February 13, 2009, TCP is the record holder of 100 shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”).  TCP is the beneficial owner of 3,665,852 shares of Common Stock, which number includes the 100 shares of which TCP is the stockholder of record, as further described in Annex A.  Kevin C. Tang and Tang Capital Management, LLC, by virtue of their relationship with TCP, may be deemed to beneficially own (as that term is defined in Rule 13d-3 of the Securities Act of 1933, as amended) the shares of Common Stock which TCP beneficially owns, as further described in Annex A.

Corporate Secretary

5.
The Stockholder hereby represents that it will notify the Company in writing of the class and number of such shares owned beneficially and of record as of the record date for the Annual Meeting (or any other meeting of stockholders held in lieu thereof or for similar purpose, and any adjournments, postponements, reschedulings or continuations thereof) promptly following the later of the record date or the date notice of the record date is first publicly disclosed.

6.
The Stockholder intends to deliver a proxy statement and form of proxy to holders of, in the case of the Bylaw Amendment Proposals and Governance Proposal, at least the percentage of the Company’s voting shares required under applicable law to carry each such proposal and, in the case of the nomination of the Nominees, a sufficient number of holders of the Company’s voting shares to elect the Nominees (the “Solicitation”).  The Beneficial Owners, other than TCP, do not intend to separately solicit proxies for the proposals or nominations set forth herein.  However, the Beneficial Owners may be deemed to be “participants” in the Solicitation as such term is defined in Item 4 of Rule 14a-101 (Schedule A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

7.
The Stockholder anticipates that the total cost of the Solicitation will be between $250,000 and $400,000 or more.  If successful with this proxy solicitation and any of the Bylaw Amendment Proposals or Governance Proposal are approved by the requisite vote of the stockholders or either of the Nominees named herein are elected to the Board, the Stockholder may seek reimbursement from the Company for any expenses or costs incurred or reimbursed by the Stockholder in connection with nominating the Nominees and soliciting proxies for their election, but does not intend to submit the issue of reimbursement to a vote of the stockholders.  The Stockholder has incurred approximately $20,000 in legal fees associated with the Solicitation as of the date of this Notice, which amount does not include the costs represented by salaries and wages of regular employees, partners, and officers of the Stockholder.  Any of the Beneficial Owners may bear all or a portion of the cost of the Solicitation.  As of the date of this Notice, the Stockholder does not intend to have employees of the Beneficial Owners solicit security holders and has not yet engaged representatives or other persons to solicit security holders.

8.
Except as set forth in this Notice and the Rights Agreement, dated as of September 25, 2008, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”), no derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the Stockholder with respect to stock of the Company.  Other than as set forth in this Notice, no other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of the Stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes, for the Stockholder or to increase or decrease the voting power or pecuniary or economic interest of the Stockholder with respect to stock of the Company.

Corporate Secretary

9.
Except as set forth in this Notice and the Rights Agreement, the Stockholder does not, directly or indirectly, beneficially own any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of share of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”).  Other than the opportunities available to all stockholders of the Company and as set forth herein, the Stockholder does not have any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Common Stock.

10.
The Stockholder hereby represents that it will notify the Company in writing of any Derivative Instrument in effect as of the record date for the Annual Meeting (or any other meeting of stockholders held in lieu thereof or for similar purpose, and any adjournments, postponements, reschedulings or continuations thereof) promptly following the later of the record date or the date notice of the record date is first publicly disclosed.

11.
Tang Capital Management, LLC is the general partner of TCP.  Kevin C. Tang is the Managing Director of Tang Capital Management, LLC.  Andrew D. Levin is a Principal at Tang Capital Management, LLC.  Pursuant to such employment, Dr. Levin is a participant in a deferred compensation plan, and the value of his plan account is indexed to the performance of the TCP investment fund which includes shares of Common Stock.  Other than pursuant to the foregoing relationships, there exists no agreement, arrangement or understanding with respect to the Nominees, Bylaw Amendment Proposals or Governance Proposal between or among the Stockholder and Beneficial Owners, any of their respective affiliates or associates, or any others acting in concert with the foregoing.  However, each of the Stockholder and Beneficial Owners may be deemed to have an arrangement or understanding with respect to the voting or investment control of the Common Stock held by such individuals and entities.

12.
The Stockholder hereby represents that it will notify the Company in writing of any agreements, arrangements or understandings with respect to the Nominees, Bylaw Amendment Proposals or Governance Proposal in effect as of the record date for the Annual Meeting (or any other meeting of stockholders held in lieu thereof or for similar purpose, and any adjournments, postponements, reschedulings or continuations thereof) promptly following the later of the record date or the date notice of the record date is first publicly disclosed.

13.
The Stockholder hereby represents that it is the holder of record of Common Stock entitled to vote at the Annual Meeting (or any other meeting of stockholders held in lieu thereof or for similar purpose, and any adjournments, postponements, reschedulings or continuations thereof) and that it (i) intends to appear in person or by qualified representative at the Annual Meeting (or any other meeting of stockholders held in lieu thereof or for similar purpose, and any adjournments, postponements, reschedulings or continuations thereof) to nominate the Nominees specified herein and, as separate matters (ii) intends to appear in person or by qualified representative at the Annual Meeting (or any other meeting of stockholders held in lieu thereof or for similar purpose, and any adjournments, postponements, reschedulings or continuations thereof) to propose the Bylaw Amendment Proposals and the Governance Proposal.

Corporate Secretary

Proposal 1: Election of Directors

The Stockholder hereby notifies the Company that it intends to nominate for election to the Board the following persons (each a “Nominee” and together, the “Nominees”):

Kevin C. Tang
Andrew D. Levin, M.D., Ph.D.

Each Nominee, the Stockholder and each Beneficial Owner has an interest in the election of directors at the Annual Meeting (or any other meeting of stockholders held in lieu thereof or for similar purpose, and any adjournments, postponements, reschedulings or continuations thereof) directly and/or indirectly through the beneficial ownership, if any, of Common Stock, as described in Annex A.  While the Stockholder strongly believes that the election of the Nominees to the Board is in the best interest of all of the stockholders of the Company, the Stockholder will benefit from the expected improved corporate governance, a benefit that will be enjoyed by all stockholders.  Additionally, the Stockholder may receive unique benefits if the Nominees set forth herein are elected to the Board.  Such unique benefit will, if realized, result from the fact that the Nominees are principals within the Stockholder’s organization and may be more receptive to its suggestions than any of the members of the Board that are not affiliated with it.  Specifically, Mr. Tang, a Nominee, is the Managing Director of Tang Capital Management, LLC, the general partner of TCP and Dr. Levin, a Nominee, is a Principal at Tang Capital Management, LLC.

Information regarding each Nominee required to be disclosed pursuant to Section 2.7 of the Bylaws is set forth in Annexes B and C attached hereto.

Each Nominee has signed a Representation and Agreement intended to comply with Article II Section 2.7(C) of the Bylaws which are attached as Annexes D and E hereto.  If the Company finds these Representation and Agreements to be deficient or not in compliance with the Bylaw Requirements, the Stockholder hereby requests, pursuant to Article II, Section 2.7(C) of the Bylaws, that the Company provide the Company’s form of such representation and agreement to the Stockholder, via facsimile or electronic mail at the contact information below, not later than 12:00 p.m. Pacific Time on February 16, 2009.

The Nominees are willing to be nominated.  Each Nominee’s written consent to his nomination, to being named in any proxy statement as a nominee, and to serving as a director of the Company if elected, is included as Annex F hereto.

In addition to the foregoing, certain information regarding the qualifications of each Nominee responsive to the criteria and attributes said to be considerations for nominations as director by the Company’s Nominating and Governance Committee as described in the Company’s proxy statement for its 2008 Annual Meeting of Stockholders, is set forth in Annexes B and C attached hereto (without conceding that any such information is required to be disclosed in this Notice).

Corporate Secretary

Except as set forth in this Notice, including the annexes hereto, as of the date hereof, to the best of the Stockholder’s knowledge, (i) no Nominee holds or has held any positions or offices within the Company; (ii) no Nominee has any family relationship with any current or former director or executive officer of the Company or a person nominated or chosen by the Company to be a director or executive officer of the Company; (iii) there are no pending legal proceedings where any Nominee, or an associate of any Nominee, is a party adverse to Company or has an interest adverse to the Company; (iv) no Nominee has been involved in legal proceedings as described in Item 401(f) of Regulation S-K of the Securities Act of 1933, as amended (“Regulation S-K”) during the past five years; (v) no Nominee owns any securities of the Company (or any parent or subsidiary of the Company), directly or indirectly, beneficially or of record; (vi) no Nominee is, or was in the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company; (vii) there is no transaction, or series of similar transactions, since January 1, 2008, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any Nominee or any associate of any Nominee, or any member of the immediate family of any Nominee or of any associate of any Nominee, had, or will have, a direct or indirect material interest; (viii) no Nominee or associate of any Nominee has any arrangement or understanding with any person with respect to (a) any future employment with the Company or its affiliates (except in the capacity as a director), or (b) any future transactions to which the Company or any of its affiliates will or may be a party, or (c) selection as a director or nominee; (ix) no Nominee has any substantial interest, direct or indirect, in the matters to be acted on at the Annual Meeting, except in his interest in being nominated and elected as a director; (x) no Nominee is, or has an immediate family member who is, a partner in, or a controlling stockholder or any executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payment under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years; (xi) no Nominee is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on the compensation committee of such other entity; (xii) no Nominee is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; (xiii) no Nominee has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time in the past three years; (xiv) no Nominee has, or has an immediate family member who has, received any compensation from the Company; and (xv) no Nominee has failed to file on a timely basis, reports required by Section 16(a) of the Exchange Act with respect to securities of the Company.

The Bylaws provide that the election of directors at all meetings of the stockholders shall be by written ballot and that a plurality of the votes cast thereat shall elect directors.  Therefore, for the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.  Abstentions and “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will have no effect on the outcome of the election of candidates for director.

The Stockholder understands that two seats on the Board will be up for election at the Annual Meeting.  To the extent that the Company might purport to increase the size of the Board, declassify the Board or otherwise adjust the number of directors that are to be elected at the Annual Meeting, or in the event any of the Nominees is unable, or hereafter becomes unwilling for any reason, to serve as a director, the Stockholder reserves the right to nominate additional nominees for election to the Board at the Annual Meeting.  Any additional nominations made pursuant to the preceding sentence would be without prejudice to the issue of whether such attempt by the Company to adjust the number of directors that are elected was valid under the circumstances.

Corporate Secretary

In a separate letter to the Company’s Nominating and Governance Committee, the Stockholder is requesting that the two Nominees also be considered for selection as the Board’s nominees for director at the Annual Meeting.

Proposals 2 – 3: Bylaw Amendment Proposals

As a separate matter, the Stockholder hereby notifies the Company that it intends to propose the following resolutions to the stockholders of the Company whereby the stockholders amend the Bylaws in ways that are favorable to the stockholders.

The Stockholder’s reasons for conducting such business at the Annual Meeting (or any other meeting of stockholders held in lieu thereof or for similar purpose, and any adjournments, postponements, reschedulings or continuations thereof) are as follows:

1.  Amendments to the Company’s Bylaws are a proper matter for stockholder action under the General Corporation Law of Delaware.

2.  The Stockholder believes it is in the best interest of the Company and its stockholders to have added certainty as to the date of the annual meeting of stockholders and to take measures to ensure that the entire board of directors is involved in certain critical matters related to the management of the Company.

The effect of these amendments will be that the Company’s stockholders will have a greater ability to influence Company affairs and management and the Nominees nominated herein, if elected, may have greater influence on actions of the Board.  As a stockholder of the Company, TCP and the Beneficial Owners will share equally with the other stockholders in the benefits expected to arise from the proposed amendments, particularly if it results in the Company being more receptive to its recommendations and proposals.

The Bylaw Amendment Proposals state:

Proposal 2:

Now, Therefore, Be It Resolved, that effective as of the date of the 2009 Annual Meeting of Stockholders of Vanda Pharmaceuticals Inc. (the “Company”), the stockholders of the Company hereby amend and restated Section 2.1 of the Company’s Bylaws in its entirety to read as follows:

“Section 2.1.  Annual Meeting.  Notwithstanding anything in these Bylaws to the contrary, with respect to each annual meeting of stockholders of the Corporation held after calendar year 2009, each such annual meeting shall be held on April 30th or, if April 30th is not a business day, on the first business day following April 30th.  The hour and the place of each annual meeting shall be determined by the Board of Directors.”

Corporate Secretary

Proposal 3:

Now, Therefore, Be It Resolved, that effective as of the date of the 2009 Annual Meeting of Stockholders of Vanda Pharmaceuticals Inc. (the “Company”), the stockholders of the Company hereby amend the Company’s Bylaws to insert the following provision in Article III:

“3.12.  Board Unanimous Approval.  Notwithstanding anything in these Bylaws to the contrary (including, without limitation, Section 3.8 of these Bylaws), but subject to any provision of the Corporation’s Certificate of Incorporation and any law, regulation or stock exchange listing agreement or standard to which the Corporation is subject, the Board of Directors shall not take any of the following actions, and shall not delegate to any officer, employee or agent of the Corporation the authority to take any such actions, without the unanimous approval of all of the directors then in office:

(a)           Authorizing, issuing, selling or transferring, or amending the terms of, any securities of the Corporation or any subsidiary of the Corporation (including, without limitation, any class or series of capital stock of the Corporation or any right, warrant or option to purchase any such stock);

(b)   Taking any action, or entering into or agreeing to any transaction, the consummation of which would require the approval or vote of the stockholders of the Corporation;

(c)           Authorizing or approving the annual budget of the Corporation or any changes thereto;

(d)           Initiating research and development activities pertaining to any new or existing programs of the Corporation involving a commitment by the Corporation in excess of $250,000 or entering into any other contract or agreement involving a commitment by the Corporation in excess of $250,000;

(e)           Hiring any officer of the Corporation or any employee who, following such employee’s retention, would be one of the ten employees who receives the greatest amount of annual salary paid by the Corporation; or

(f)           Engaging in, or agreeing or committing to engage in, any action or transaction involving the acquisition, transfer, encumbrance, pledge, loan or other disposition, directly or indirectly, of any assets of the Corporation or any interest therein with a value in excess of $1,000,000 (or a series of related transactions that, in the aggregate, have a value in excess of such amount), other than actions or transactions in the ordinary course of business.

Corporate Secretary

Notwithstanding anything to the contrary in these Bylaws (including, without limitation, Section 3.10 of these Bylaws) or any committee charter or resolution adopted by the Board of Directors prior to adoption of this Section 3.12, but subject to any requirement of the Corporation’s Certificate of Incorporation or any law, regulation or stock exchange listing agreement or standard to which the Corporation is subject, no committee of the Board of Directors shall exercise the power and authority of the Board of Directors with respect to any action that requires the unanimous approval of the directors in accordance with this Section 3.12.  The foregoing provisions of this Section 3.12 will not affect the validity of any agreement between the Corporation and any other party or parties if such agreement was approved by the Corporation prior to the adoption of this Section 3.12.”

Article VIII, Section 8.1 of the Bylaws currently purports to require the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend or repeal any provision of the Bylaws.  The Stockholder asserts that Article VII, Section 8.1 of the Bylaws is unlawful and is exploring the possibility of challenging it in a court of law.  The Company reported in its quarterly report on Form 10-Q, filed with the SEC on November 6, 2008, that 26,653,478 shares of Common Stock were issued and outstanding as of September 30, 2008.  If the Stockholder’s challenge to the validity of Article VIII, Section 8.1 of the Bylaws were unsuccessful and assuming no change to the number of outstanding shares of capital stock of the Company before the Record Date for the Annual Meeting, the Bylaw Amendment Proposals would require “For” votes from 21,322,783 shares to be approved at the Annual Meeting.  Abstentions and broker non-votes would not count as “For” votes.

Proposal 4: Governance Proposal

As a separate matter, the Stockholder hereby notifies the Company that it intends to propose the following resolutions to the stockholders of the Company whereby the stockholders of the Company request that the Board promptly take all necessary action to swiftly and orderly liquidate the Company’s remaining assets and return all remaining capital to the Company’s stockholders.

The Stockholder’s reasons for conducting such business at the Annual Meeting (or any other meeting of stockholders held in lieu thereof or for similar purpose, and any adjournments, postponements, reschedulings or continuations thereof) are as follows:

1.  The Governance Proposals are a proper matter for stockholder action under the General Corporation Law of Delaware.

2.  The Stockholder believes it is in the best interests of the Company’s stockholders to monetize the Company’s non-cash assets in a swift and orderly fashion and to cease ongoing operations.  Taking these actions and returning any remaining capital to the Company’s stockholders will maximize the value of the stockholders’ investment in the Company and prevent further erosion of stockholder value.  Further, the Stockholder believes that a stockholder vote on this proposal will help to inform the Board on what the stockholders believe to be the in the best interest of the Company and its stockholders.

Corporate Secretary

The Stockholder’s interest in the Governance Proposal is the same as that of any holder of capital stock of the Company.  All holders of Common Stock, including the Stockholder, may receive a distribution of a portion of the remaining assets of the Company in any liquidation after creditors and others with priorities senior to the Stockholder.

The Governance Proposal states:

Proposal 4:

Now, Therefore, Be It Resolved, that the stockholders of the Company hereby request that the Board of Directors of the Company promptly take all necessary action to swiftly and orderly liquidate the Company’s remaining assets and return all remaining capital to the Company’s stockholders.

The Bylaws provide that all matters other than the election of directors submitted to the stockholders at any meeting shall be decided by a majority of the votes cast affirmatively or negatively.  Accordingly, abstentions and broker non-votes will have no effect on the approval of the Governance Proposals and will not be counted in the total votes cast on this matter.

The Stockholder has filed a Schedule 13D, under the Exchange Act, with the SEC relating to the Company (the “Filing”).  The Filing, all attachments and any amendments thereto and all future amendments thereto, are hereby incorporated into and made a part of this Notice (but only to the extent that the information disclosed therein (i) constitutes information regarding the Stockholder or Beneficial Owners that is required to be set forth in this Notice pursuant to the Bylaw Requirements and (ii) does not contradict the information set forth in this Notice).  Accordingly, all such matters disclosed in any part of the Filing, including all attachments thereto, should be deemed disclosed for all purposes of this Notice.  The Filing is available at no charge at the SEC’s website at http://www.sec.gov.  The Stockholder will provide original signed questionnaires, agreements and/or consents attached in the annexes or exhibits hereto upon written request by the Company.

The Annexes and Exhibits hereto are hereby incorporated into and made a part of this Notice.  Accordingly, all matters disclosed in any part of this Notice, including the Annexes and Exhibits, should be deemed disclosed for all purposes of this Notice.  All upper case terms appearing in the Annexes and Exhibits that are not defined therein shall have the meanings given in the body of this Notice.

Information is set forth herein as of the close of business on February 13, 2009.  Neither the delivery of this Notice nor any delivery by the Stockholder, the Beneficial Owners, or any Nominee of additional information to the Company from and after the date hereof shall be deemed to constitute an admission by any Stockholder, any Beneficial Owner, any Nominee or any of their respective affiliates (if any) that such delivery is required or that each and every item or any item of information is required or as to the legality or enforceability of any notice requirement or other matter, or a waiver by the Stockholder, any Beneficial Owner, any Nominee or any of their respective affiliates (if any) of their right to contest or challenge, in any way, the validity or enforceability of any notice requirement or any other matter (including actions taken by the Board of Directors of the Company in anticipation of or following receipt of this Notice).  In the event that any statement or other information in this Notice is not true, or to the extent any applicable information has been omitted from this Notice, the Stockholder, the Beneficial Owners and the Nominees reserve the right to correct and/or supplement any such statement or other information set forth in this Notice.

Corporate Secretary

If this Notice shall be deemed, for any reason, by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees, the Bylaw Amendment Proposals or the Governance Proposal at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, then in addition to any other rights or remedies the Stockholder may have, this Notice shall continue to be effective with respect to the remaining Nominee, Bylaw Amendment Proposals or Governance Proposal and as to any replacement Nominee selected by the Stockholder.  In addition, if the chair of the Annual Meeting shall properly determine that any nomination or proposal made herein is not in compliance with the Bylaws or otherwise disregards any such nomination or proposal, such action shall not impact the validity and effectiveness of the remaining nomination or proposals.  The Stockholder reserves the right to challenge any determination or action of the chair of the Annual Meeting.

The Stockholder hereby requests written notification from the Company of the following no later than 12:00 p.m., February 16, 2009:

•
Confirmation that the size of the Board is currently fixed at a total of seven directorships,  that there are currently no vacancies on the Board and that there are a total of two directorships available for election at the upcoming 2009 Annual Meeting of stockholders of the Company;

•	Confirmation that the Bylaws have not been amended since December 16, 2008; and
•
Either confirmation that this Notice complies with the notice requirements of Article II, Section 2.7 of the Bylaws or identification of any alleged defects in this Notice that lead the Company to conclude that such notification requirements have not been complied with.

Please direct any correspondence related to this Notice to Ethan Christensen, Esq., Cooley Godward Kronish LLP, via mail at 4401 Eastgate Mall, San Diego, California 92121, by telephone at (858) 550-6076, by facsimile at (858) 550-6420 or by email at echristensen@cooley.com.

Sincerely,

Tang Capital Partners, LP
by: Tang Capital Management, LLC, its general partner

/s/ Kevin C. Tang
Kevin C. Tang Managing Director

Encl.
cc:	Mihales Polymeropoulos, MD (via electronic mail) Chief Executive Officer, Vanda Pharmaceuticals Inc.

Ethan E. Christensen, Esq. (via electronic mail) Cooley Godward Kronish LLP

ANNEX A
CERTAIN INFORMATION ABOUT BENEFICIAL OWNERS

Each of TCP, Tang Capital Management, LLC and Kevin C. Tang (each a “Beneficial Owner” and collectively the “Beneficial Owners”) have an interest in the election of directors, the passage of the Bylaw Amendment Proposals and the passage of the Governance Proposal at the Annual Meeting directly or indirectly through the beneficial ownership of securities, as described below.

Name and Address of Beneficial Owner	Amount and title of class owned as of 02/13/2009	Percentage of class

Tang Capital Partners, LP 4401 Eastgate Mall San Diego, CA 92121	3,665,852 shares of Common Stock	representing 13.75% of the Class[1]

Tang Capital Management, LLC 4401 Eastgate Mall San Diego, CA 92121	3,665,852 shares of Common Stock	representing 13.75% of the Class[1]

Kevin C. Tang 4401 Eastgate Mall San Diego, CA 92121	3,965,852 shares of Common Stock	representing 14.88% of the class[1]

Tang Capital Partners, LP and Tang Capital Management, LLC are in the business of investing in securities.  Kevin C. Tang is the Managing Director of Tang Capital Management, LLC, which is, in turn, the general partner of Tang Capital Partners, LP.

Tang Capital Partners, LP is the beneficial owner of 3,665,852 shares of the Issuer’s common stock and shares voting and dispositive power over such securities with Tang Capital Management, LLC and Kevin C. Tang.

Tang Capital Management, LLC, as the general partner of Tang Capital Partners, LP, may be deemed to beneficially own the 3,665,852 shares held of record by Tang Capital Partners, LP and shares voting and dispositive power over such shares with Tang Capital Partners, LP and Kevin C. Tang.

Kevin C. Tang is the beneficial owner of 3,965,852 shares of the Issuer’s common stock, comprising 3,665,852 shares beneficially owned by Tang Capital Partners, LP, 217,584 shares beneficially owned by the Haeyoung and Kevin Tang Foundation, Inc., 41,208 shares beneficially owned by the Individual Retirement Account for the benefit of Chang L. Kong (the “Chang IRA”), and 41,208 shares beneficially owned by the Individual Retirement Account for the benefit of Chung W. Kong (the “Chung IRA”).

Tang Capital Management, LLC, as the general partner of Tang Capital Partners, LP, and Kevin C. Tang, as the Managing Director of Tang Capital Management, LLC, may also be deemed to beneficially own the shares beneficially owned by Tang Capital Partners, LP.  The Haeyoung and Kevin Tang Foundation, Inc. is a private foundation, for which Kevin C. Tang serves as President and Treasurer. Mr. Tang shares voting and dispositive power over the shares held by this foundation with Haeyoung K. Tang. Chang L. and Chung W. Kong are Kevin C. Tang’s in-laws and Mr. Tang may be deemed to have shared dispositive power over the shares held in the Chang IRA and the Chung IRA.  Kevin C. Tang disclaims beneficial ownership of all shares reported herein except to the extent of his pecuniary interest therein.  The Haeyoung and Kevin Tang Foundation, Inc. is a not-for-profit corporation incorporated in the state of Delaware.  Haeyoung K. Tang is a U.S. citizen. Chang L. and Chung W. Kong are retired U.S. citizens.  The mailing address of all of the foregoing persons and entities is c/o Tang Capital Management, LLC, 4401 Eastgate Mall, San Diego, CA 92121.
___________________________
1 Calculated based a total number of issued and outstanding shares of Common Stock of 26,653,478 as reported by the Company in its quarterly report on form 10-Q filed with the SEC on November 6, 2008.

The following table lists all of the Company’s securities purchased or sold by the Beneficial Owners:
Entity	Transaction	Security	Trade Date	Shares
Tang Capital Partners, LP	Purchase	Common Stock	7/28/2008	100,000
Tang Capital Partners, LP	Purchase	Common Stock	7/29/2008	740,600
Tang Capital Partners, LP	Purchase	Common Stock	7/30/2008	735,800
Tang Capital Partners, LP	Purchase	Common Stock	7/31/2008	115,726
Tang Capital Partners, LP	Purchase	Common Stock	8/1/2008	5,714
Tang Capital Partners, LP	Purchase	Common Stock	8/4/2008	5,360
Tang Capital Partners, LP	Purchase	Common Stock	8/5/2008	145,583
Tang Capital Partners, LP	Purchase	Common Stock	8/6/2008	100,000
Tang Capital Partners, LP	Purchase	Common Stock	8/7/2008	413,000
Tang Capital Partners, LP	Sale	Common Stock	8/13/2008	(31,703)
Tang Capital Partners, LP	Sale	Common Stock	8/14/2008	(33,353)
Tang Capital Partners, LP	Purchase	Common Stock	8/18/2008	1,479
Tang Capital Partners, LP	Purchase	Common Stock	8/19/2008	182,900
Tang Capital Partners, LP	Purchase	Common Stock	8/20/2008	177,100
Tang Capital Partners, LP	Purchase	Common Stock	9/9/2008	1,100,000
The Haeyoung and Kevin Tang Foundation, Inc.	Purchase	Common Stock	9/10/2008	52,000
The Haeyoung and Kevin Tang Foundation, Inc.	Purchase	Common Stock	9/11/2008	22,900
The Haeyoung and Kevin Tang Foundation, Inc.	Purchase	Common Stock	9/12/2008	56,484
The Haeyoung and Kevin Tang Foundation, Inc.	Purchase	Common Stock	9/15/2008	86,200
Chang L. Kong	Purchase	Common Stock	9/16/2008	41,208
Chung W. Kong	Purchase	Common Stock	9/16/2008	41,208
Tang Capital Partners, LP	Purchase	Common Stock	9/19/2008	1,080,852
Tang Capital Partners, LP	Purchase	Common Stock	9/22/2008	100,000
Tang Capital Partners, LP	Purchase	Common Stock	9/23/2008	80,000
Tang Capital Partners, LP	Purchase	Common Stock	9/25/2008	600,000
Tang Capital Partners, LP	Purchase	Common Stock	11/7/2008	560,000
Tang Capital Partners, LP	Purchase	Common Stock	11/20/2008	145,000
Tang Capital Partners, LP	Disposal2	Common Stock	9/15/2008	(2,658,206)
______________________________
2 TCP held 2,658,206 shares of Common Stock in an account at Lehman Brothers International (Europe) (“LBIE”).  On September 15, 2008 LBIE was placed into administration under United Kingdom law and four partners of PriceWaterhouseCoopers LLP were appointed as joint administrators (the “Joint Administrators”). The Joint Administrators have advised us that most of TCP’s shares were rehypothecated.  The Joint Administrators and UK counsel have further advised that LBIE’s customers will not be able to recover hypothecated shares, but instead will be entitled to a general unsecured claim with respect to such shares.  Accordingly, TCP does not currently have beneficial ownership of such shares and has reduced the number of shares of the Company held by TCP to the extent such shares were held at LBIE. TCP does not waive any argument that it is entitled to recover such shares and expressly reserves such argument.

In the past, Tang Capital Partners, LP has held some of its shares in commingled margin accounts, which extended margin credit to Tang Capital Partners, LP as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin accounts were pledged as collateral security for the repayment of debit balances in the accounts. The margin accounts may have from time to time had debit balances. Since other securities were held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.  As of the date of this Notice, no shares of Common Stock are held in margin accounts or otherwise pledged as security.

Except as set forth herein, as of the date hereof, to the best of the Stockholder’s knowledge, (i) no Beneficial Owner holds or has held any positions or offices within the Company; (ii) no Beneficial Owner has any family relationship with any current or former director or executive officer of the Company; (iii) there are no pending legal proceedings where any Beneficial Owner, or an associate of any Beneficial Owner, is a party adverse to the Company or has an interest adverse to the Company; (iv) no Beneficial Owner is, or was in the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company; (v) there is no transaction, or series of similar transactions, since January 1, 2008, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any Beneficial Owner or any associate of any Beneficial Owner, or any member of the immediate family of any Beneficial Owner or of any associate of any Beneficial Owner, had, or will have, a direct or indirect material interest; (vi) no Beneficial Owner or associate of any Beneficial Owner has any arrangement or understanding with any person with respect to (a) any future employment with the Company or its affiliates (except in the capacity as a director), or (b) any future transactions to which the Company or any of its affiliates will or may be a party, or (c) selection as a director or Nominee; (vii) no Beneficial Owner has any substantial interest, direct or indirect, in the matters to be acted on at the Annual Meeting, except, in the case of Mr. Tang, his interest in being nominated and elected as a director; (viii) no Beneficial Owner is, or has an immediate family member who is, a partner in, or a controlling stockholder or any executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payment under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years; (ix) no Beneficial Owner is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on the compensation committee of such other entity; (x) no Beneficial Owner is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; (xi) no Beneficial Owner has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time in the past three years;  (xii) no Beneficial Owner has, or has an immediate family member who has, received any compensation from the Company; and (xiii) no Beneficial Owner is party to an arrangement, known to the Stockholder, the operation of which may at a subsequent date result in a change in control of the Company.

ANNEX B

Name of Nominee: Kevin C. Tang
Age of Nominee: 41
Business Address of Nominee:  4401 Eastgate Mall, San Diego, California 92121
Residence Address of Nominee: 1754 Colgate Circle, La Jolla CA 92037
Principal Occupation or Employment of Nominee: See below
Citizenship of Nominee:  United States of America
Beneficial ownership of Nominee:

Kevin C. Tang may be deemed to be the beneficial owner (as specified in Rule 13d-3(d)(1) under the Exchange Act) of 3,965,852 shares of Common Stock (14.88%3 of the class), comprising 3,665,852 shares held by TCP, 217,584 shares owned by the Haeyoung and Kevin Tang Foundation, Inc., 41,208 shares owned by the Individual Retirement Account for the benefit of Chang L. Kong (the “Chang IRA”), and 41,208 shares owned by the Individual Retirement Account for the benefit of Chung W. Kong (the “Chung IRA”).  Mr. Tang is not the record holder of any shares of capital stock of the Company. None of the shares of which Mr. Tang may be deemed to be the beneficial owner of are pledged as security.

Except as otherwise set forth in the Notice, no derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of Mr. Tang with respect to stock of the Company and no other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of Mr. Tang, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, Mr. Tang or to increase or decrease the voting power or pecuniary or economic interest of such person with respect to stock of the Company.

Business Experience, Background and Directorships of the Nominee:
Kevin C. Tang, 41, is the Managing Director of Tang Capital Management, LLC, an investment firm focused on the health care industry that he founded in August 2002.  From September 1993 to July 2001, Mr. Tang held various positions at Deutsche Banc Alex. Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s life sciences research group.  Mr. Tang currently serves as a director of Ardea Biosciences, Inc. and A.P. Pharma, Inc. and serves on the board of two privately held companies.  Mr. Tang received his B.S. degree in Psychology from Duke University.

Mr. Tang would not be disqualified from being an independent director as a result of any of the factors specified in Rule 4200(a)(15) of the rules of the NASDAQ Stock Market.  Accordingly, the Board should determine that Mr. Tang has no relationship that would interfere with his exercise of independent judgment in carrying out his responsibilities as a director and is accordingly independent.  Mr. Tang has a reputation for integrity, honesty and adherence to high ethical standards.  Mr. Tang has demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and is willing and able to contribute positively to the decision-making process of the Company. Mr. Tang is able to read and understand basic financial statements and possesses a general understanding of the Company’s industry.  Mr. Tang has sufficient time to devote to the affairs of the Company and is committed to vigorously represent the long-term interests of the Company’s stockholders.  He has the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.  Additionally, Mr. Tang has an absence of any conflicts of interests, or the appearance of any conflicts of interest, that would impair his ability to represent the interests of all stockholders and to fulfill the responsibilities of a director.
___________________________
3 Calculated based a total number of issued and outstanding shares of Common Stock of 26,653,478 as reported by the Company in its quarterly report on form 10-Q filed with the SEC on November 6, 2008.

ANNEX C
Name of Nominee: Andrew D. Levin
Age of Nominee: 32
Business Address of Nominee:  4401 Eastgate Mall, San Diego CA 92121
Residence Address of Nominee: 4476 Granger Street, San Diego, CA 92107
Principal Occupation or Employment of Nominee:  See below
Citizenship of Nominee:  United States of America
Beneficial ownership of Nominee:

Andrew D. Levin, M.D., Ph.D. does not have voting or dispositive power or hold of record any shares of Common Stock.

Except as otherwise set forth in the Notice, no derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of Dr. Levin with respect to stock of the Company and no other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of Dr. Levin, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, Dr. Levin or to increase or decrease the voting power or pecuniary or economic interest of such person with respect to stock of the Company.

Business Experience, Background and Directorships of the Nominee:
Andrew D. Levin, M.D., Ph.D., 32, has served as a Principal at Tang Capital Management, LLC, an investment firm focused on the health care industry, since April 2008.  From July 2007 to April 2008, Dr. Levin served as a Business Development Manager at Genzyme Corporation, a pharmaceutical company.  Dr. Levin received a B.S.E. degree in Mechanical Engineering from Princeton University, a Ph.D. in Bioengineering from the Massachusetts Institute of Technology and an M.D. from Harvard Medical School.

Dr. Levin would not be disqualified from being an independent director as a result of any of the factors specified in Rule 4200(a)(15) of the rules of the NASDAQ Stock Market.  Accordingly, the Board should determine that Dr. Levin has no relationship that would interfere with his exercise of independent judgment in carrying out his responsibilities as a director and is accordingly independent.  Dr. Levin has a reputation for integrity, honesty and adherence to high ethical standards.  Dr. Levin has demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and is willing and able to contribute positively to the decision-making process of the Company. Dr. Levin is able to read and understand basic financial statements and possesses a general understanding of the Company’s industry.  Dr. Levin has sufficient time to devote to the affairs of the Company and is committed to vigorously represent the long-term interests of the Company’s stockholders.  He has the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.  Additionally, Dr. Levin has an absence of any conflicts of interests, or the appearance of any conflicts of interest, that would impair his ability to represent the interests of all stockholders and to fulfill the responsibilities of a director.

ANNEX D

REPRESENTATION AND AGREEMENT

The undersigned Nominee for election to the Board of Directors (the “Board”) of Vanda Pharmaceuticals Inc. (the “Company”) hereby represents and agrees, as of the date below, as follows:

1.  He is not and will not become a party to:

(i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how he, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”); or

(ii) any Voting Commitment that could limit or interfere with his ability to comply, if elected as a director of the Company, with his fiduciary duties under applicable law.

2.  He is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Company.

3.  He, in his individual capacity and on behalf of any person or entity on whose behalf his nomination to the Board is made, would be in compliance, if elected as a director of the Company, and will comply with applicable law and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

Dated: February 13, 2009	/s/ Kevin C. Tang
Kevin C. Tang
Nominee

ANNEX E

REPRESENTATION AND AGREEMENT

The undersigned Nominee for election to the Board of Directors (the “Board”) of Vanda Pharmaceuticals Inc. (the “Company”) hereby represents and agrees, as of the date below, as follows:

1.  He is not and will not become a party to:

(i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how he, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”); or

(ii) any Voting Commitment that could limit or interfere with his ability to comply, if elected as a director of the Company, with his fiduciary duties under applicable law.

2.  He is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Company.

3.  He, in his individual capacity and on behalf of any person or entity on whose behalf his nomination to the Board is made, would be in compliance, if elected as a director of the Company, and will comply with applicable law and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

Dated: February 13, 2009	/s/ Andrew D. Levin
Andrew D. Levin, M.D., Ph.D.
Nominee

ANNEX F
WRITTEN CONSENTS OF NOMINEES

February 13, 2009

Vanda Pharmaceuticals Inc.
9605 Medical Center Drive, Suite 300
Rockville, MD 20850

To Whom It May Concern:

I hereby consent to being named as a nominee for election to the board of directors of Vanda Pharmaceuticals Inc. (the “Company”), including being named in the proxy statement(s) and proxy card(s) to be filed with the Securities and Exchange Commission and distributed to the stockholders of the Company by or on behalf of the Company or Tang Capital Partners, LP and its affiliates, in connection with the 2009 annual meeting of stockholders of the Company (or any other meeting of stockholders held in lieu thereof or for a similar purpose, and any adjournments, postponements, reschedulings or continuations thereof), and will serve as a director if so elected.

Sincerely,

/s/ Kevin C. Tang

Kevin C. Tang

February 13, 2009

Vanda Pharmaceuticals Inc.
9605 Medical Center Drive, Suite 300
Rockville, MD 20850

To Whom It May Concern:

I hereby consent to being named as a nominee for election to the board of directors of Vanda Pharmaceuticals Inc. (the “Company”), including being named in the proxy statement(s) and proxy card(s) to be filed with the Securities and Exchange Commission and distributed to the stockholders of the Company by or on behalf of the Company or Tang Capital Partners, LP and its affiliates, in connection with the 2009 annual meeting of stockholders of the Company (or any other meeting of stockholders held in lieu thereof or for a similar purpose, and any adjournments, postponements, reschedulings or continuations thereof), and will serve as a director if so elected.

Sincerely,

/s/ Andrew D. Levin

Andrew D. Levin, M.D., Ph.D.